Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated June 5, 2024, except for Note 15, as to which the date is January 29, 2025, relating to the consolidated balance sheet of Momentus Inc. and Subsidiaries as of December 31, 2023, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
January 29, 2025